Exhibit 99.2

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT PRICES UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK

Philadelphia, PA — October 4, 2013 — Lannett Company, Inc. (NYSE MKT: LCI) today announced the pricing of an underwritten public offering of 5,869,566 shares of the Company’s common stock at a price of $18.00 per share.  The offering includes 4,250,000 shares offered by the Company and 1,619,566 shares offered by certain selling stockholders of the Company.  One selling stockholder has also granted to the underwriters a 30-day option to acquire an additional 880,434 shares to cover overallotments, if any, in connection with the offering.  After the underwriting discount and estimated offering expenses payable by the Company, the Company expects to receive net proceeds of approximately $71.5 million.  The Company will not receive any proceeds from the sale of shares by any selling stockholders.  The offering is expected to close on October 9, 2013, subject to customary closing conditions.

Roth Capital Partners, LLC and Canaccord Genuity Inc. are acting as joint book-running managers and Oppenheimer & Co. Inc. is acting as lead manager for the offering.  Craig-Hallum Capital Group LLC is acting as co-manager for the offering.

The Company intends to use the net proceeds it receives from this offering for general corporate purposes, including, without limitation, research and development, general and administrative, manufacturing and marketing expenses, and for potential acquisitions of companies, products, ANDAs, technologies and assets that complement its business.

The shares described above are being offered pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (SEC).  A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov.  Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147 or from Canaccord Genuity Inc., Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, (617) 371-3900.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the Company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statement, including, but not limited to, statements regarding the proposed public offering and the intended use of proceeds from the offering, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time, including the prospectus supplement related to the proposed offering to be filed with the SEC.  These forward-looking statements represent the Company’s judgment as of the date of this news release.  The Company disclaims any intent or obligation to update these forward-looking statements.

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